Exhibit 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Reports Improved Third Quarter 2011 Results Driven by Delivery and Service Market

CHARLOTTE, Mich., Oct. 26, 2011 – Spartan Motors, Inc. (NASDAQ: SPAR) today announced improved operating results for the third quarter of 2011 reflecting significant gains in its Delivery and Service Vehicles segment and the ongoing benefits of actions taken earlier in the year to realign operations.

Revenues were $120.3 million, up 21 percent from the second quarter, driven by increased sales in the Delivery and Service segment ahead of the peak holiday season, which offset softness in other markets Spartan serves.  Also contributing to the improvement in third quarter revenues were sizable orders for Aftermarket Parts and Assemblies (APA).  Improved product mix and initial cost savings due to Spartan’s operational realignment in the previous quarter resulted in net income of $3.2 million, or $0.10 per diluted share.

Third quarter 2011 results:
●	Net sales of $120.3 million (flat with Q3 2010 sales of $120.6 million)
●	Gross margin of 17.0 percent of sales (up from 16.4 percent in Q3 2010)
●	Operating expense of $15.2 million (up $0.8 million compared to Q3 2010)
●	Net income of $3.2 million ($0.10 per diluted share)
●	Cash from continuing operations of $26.4 million (for the first nine months of 2011)
●	Ending consolidated backlog of $142.8 million (down 20.4 percent from Q2 2011)
●	Total debt of $5.2 million
●	Cash balance of $30.5 million (up $16.0 million from Q4 2010)

“Our top line performance highlighted the strength of our diversified business lines as solid growth in Utilimaster’s business drove outstanding results in our Delivery and Service Vehicles segment,” said John Sztykiel, President and CEO of Spartan Motors.  “The performance at Utilimaster helped to offset softness in the recreational vehicle (RV), emergency response and defense markets and helped reduce our exposure to government-dependent revenue streams. Utilimaster’s performance helped drive our business-to-business (B2B) and business-to-consumer (B2C) revenues to 63 percent of the total – leaving our business-to-government (B2G) revenues at just 37 percent. This is a dramatic improvement over the 2008 timeframe when 88 percent of our revenue was B2G derived and just 12% was B2B/B2C. This further demonstrates the insight of the diversified growth strategy we implemented in 2009.

“Our net income for the third quarter validates the restructuring actions we have taken over the last several months and demonstrates our ability to drive significant leverage to the bottom line.  Our relationship with Isuzu grows stronger as we approach full capacity with production of the N-Series Gas cab and chassis. As we begin generating sales of the Reach™ commercial van that will also help us achieve a more diversified revenue mix.”

Profitable Growth Opportunities and Compelling Products
●
The Reach, a commercial van offering up to 35 percent better fuel economy with improved safety and operational performance, was launched into market during the third quarter.  The Reach is being offered by a nationwide network of Isuzu dealers.  The first orders were received near the end of the third quarter, with initial shipments expected in the fourth quarter.

●
Classic Fire has been fully integrated into Spartan’s emergency response vehicle lineup, creating a more diversified product line to meet the needs of the budget-sensitive market.  The Classic Series of emergency response vehicles has been added to the Legend and Star Series, and will be focused on the lower-priced niche of the fire truck market.

●
Spartan Chassis has been developing an ADA-compliant “low floor” chassis for use in the shuttle bus market.  Expansion into this market illustrates Spartan’s efforts to penetrate adjacent chassis markets that have countercyclical growth cycles to current markets served.

●
Spartan Chassis was awarded orders for 23 Metro Star® emergency response cab and chassis for multiple fire departments in China.  The latest orders represent another step forward in Spartan’s efforts to expand sales globally and bring the total number of units sold to China to 94.  These orders are expected to be delivered in the fourth quarter of 2011 and the first quarter of 2012.

●
Production of the Isuzu N-Series Gas cab and chassis increased to 21 units per day, or 5,000 per year, during the quarter. The N-Series contributes significantly to Isuzu’s position as America’s top selling low cab forward truck, a position Isuzu has enjoyed since 1986.

●
Utilimaster fulfilled significant orders of Aftermarket Parts and Assemblies for a large fleet customer in the third quarter.  This helped to boost revenues and gross margins in the segment, and Utilimaster is pursuing additional profitable field service growth opportunities. These solutions enable existing customer fleets to achieve performance improvement, increased safety and the ability to retrofit new vocational packages.  These achievements highlight Spartan’s success in APA by capturing improved revenue opportunities and contribution margin.

Managing Costs and Strengthening the Balance Sheet
In the third quarter, Spartan completed a number of actions designed to reduce expenses in all areas of the Company’s business.  These actions are part of a constant discipline to improve operating leverage and match operating expenses to current market demands.  In addition, Spartan made the decision to transition production for RV chassis to facilities in Wakarusa, Ind. to better meet the needs of RV manufacturer customers in Elkhart County, Ind.  By moving production closer to customers, Spartan expects to reduce transportation costs and be more responsive to customer demand through improved speed and agility.  As part of this transition, Spartan intends to move production of the Reach commercial van to Charlotte, Mich. to bring this operation closer to the engineering and production resources of the Isuzu team.

“Beyond the major restructuring actions we’ve taken over the past few years, we have remained vigilant in evaluating and refining our business model to reflect current market conditions and support our long-term strategic plan,” said Joe Nowicki, Chief Financial Officer.  “These efforts are not simply about cutting costs to improve profitability.  They are also about improving customer focus through strategic production locations and investing in new business development. Our acquisition and integration of Utilimaster demonstrates how we are successfully investing to grow our business. Lastly, because of our relentless focus on the balance sheet, we ended the quarter with more than $30 million in cash, which marks a dramatic improvement and allows us the capital flexibility to grow.”

●
Consolidated net sales for the quarter were $120.3 million, down slightly from the same quarter last year, reflecting seasonal strength in the Delivery and Service market offsetting market declines in the RV, emergency response and military markets.

●
Gross margin rose to 17.0 percent in the third quarter, from 16.4 percent for the same period in 2010, driven by a product mix shift toward fewer emergency response and military vehicles and higher delivery and service revenues.

●
Operating expenses increased by $0.8 million from the third quarter of 2010, driven by the addition of the Classic Fire acquisition in the current year and a $0.6 million accrual for contingent earn-out payments associated with the greater-than-expected performance at Utilimaster.  Partially offsetting these items were lower fixed operating expenses as a result of the annualized $4 million savings from restructuring actions taken earlier in the year.

●	Excluding the Company’s discontinued operations, the cash conversion cycle improved by 17 days, quarter over quarter, through better management of both accounts receivable and inventory.

Mr. Sztykiel concluded: “As we look ahead, we expect the challenges in some of our markets to continue, even as we face some seasonal decreases in demand, which were reflected in the lower backlog levels at the end of the third quarter.  However, we remain focused on our blended growth strategy of penetrating diversified end markets through acquisitions, alliances or organic growth, while continually evolving our cost structure to ensure a sound balance sheet and profitability. The good news is that our third quarter results clearly reflected the benefits of our strategy.”

Conference Call, Webcast and Roadcast®
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.”

For more information about Spartan, please view the Company’s Roadcast “digital road show” designed for investors. To launch the Spartan Motors Roadcast, please visit www.spartanmotors.com and look for the “Virtual Road Show” link on the right side of the page.

About Spartan Motors
Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and delivery and service markets. The Company's brand names – Spartan™, Crimson Fire™, Crimson Fire Aerials™, and Utilimaster® - are known for quality, value, service and first-to-market innovation. The Company employs approximately 1,900 associates at facilities in Michigan, Pennsylvania, South Dakota, Indiana, Florida and Texas. Spartan reported sales of $481 million in 2010 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial strength, future plans, objectives, and the performance of our products. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations.  These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood.  Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business.   Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website.  All forward-looking statements in this release are qualified by this paragraph.  Investors should not place undue reliance on forward-looking statements as a prediction of actual results.  We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:
John Sztykiel, CEO, or
Joseph Nowicki, CFO
Spartan Motors, Inc.
(517) 543-6400

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
	2011	% of sales	2010	% of sales
Sales	$120,303		$120,572
Cost of products sold	99,857		100,802
Gross profit	20,446	17.0	19,770	16.4

Operating expenses:
Research and development	3,274	2.7	4,001	3.3
Selling, general and administrative	11,896	9.9	10,400	8.6
Total operating expenses	15,170	12.6	14,401	11.9

Operating income	5,276	4.4	5,369	4.5

Other income (expense):
Interest expense	(88)	(0.1)	(238)	(0.2)
Interest and other income (expense)	(72)	(0.1)	305	0.3
Total other income (expense)	(160)	(0.1)	67	0.1

Earnings before taxes	5,116	4.3	5,436	4.5

Taxes	1,918	1.6	1,952	1.6

Net earnings from continuing operations	3,198	2.7	3,484	2.9

Net loss from discontinued operations	-	-	(167)	(0.1)

Net earnings	$3,198	2.7	$3,317	2.8

Basic net income (loss) per share
Earnings from continuing operations	$0.10		$0.11
Loss from discontinued operations	-		(0.01)
	$0.10		$0.10

Diluted net income (loss) per share
Earnings from continuing operations	$0.10		$0.11
Loss from discontinued operations	-		(0.01)
	$0.10		$0.10

Basic weighted average common shares outstanding	33,506		33,056

Diluted weighted average common shares outstanding	33,525		33,079

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended September 30,
	2011	% of sales	2010	% of sales
Sales	$314,800		$353,861
Cost of products sold	266,933		299,767
Restructuring charges	1,731		990
Gross profit	46,136	14.7	53,104	15.0

Operating expenses:
Research and development	10,472	3.3	12,943	3.7
Selling, general and administrative	34,309	10.9	32,990	9.3
Restructuring charges	1,050	0.3	1,006	0.3
Total operating expenses	45,831	14.6	46,939	13.3

Operating income	305	0.1	6,165	1.7

Other income (expense):
Interest expense	(260)	(0.1)	(812)	(0.2)
Interest and other income	83	0.0	238	0.1
Total other income (expense)	(177)	(0.1)	(574)	(0.2)

Earnings before taxes	128	0.0	5,591	1.6

Taxes	48	0.0	2,009	0.6

Net earnings from continuing operations	80	0.0	3,582	1.0

Net loss from discontinued operations	-	-	(2,872)	(0.8)

Net earnings	$80	0.0	$710	0.2

Basic net earnings (loss) per share
Earnings from continuing operations	$0.00		$0.11
Loss from discontinued operations	-		(0.09)
	$0.00		$0.02

Diluted net earnings (loss) per share
Earnings from continuing operations	$0.00		$0.11
Loss from discontinued operations	-		(0.09)
	$0.00		$0.02

Basic weighted average common shares outstanding	33,391		32,961

Diluted weighted average common shares outstanding	33,459		33,043

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	September 30,
	2011	December 31,
	(Unaudited)	2010
ASSETS
Current assets:
Cash and cash equivalents	$30,505	$14,507
Accounts receivable, less allowance of $733 and $996	44,225	52,542
Inventories	64,877	60,161
Deferred income tax assets	6,218	6,218
Income taxes receivable	2,821	2,890
Other current assets	1,660	3,636
Total current assets	150,306	139,954

Property, plant and equipment, net	66,820	71,268
Goodwill	20,815	18,418
Intangible assets, net	12,118	10,946
Other assets	1,313	1,163
TOTAL ASSETS	$251,372	$241,749

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$27,897	$17,970
Accrued warranty	6,054	5,702
Accrued customer rebates	1,131	1,205
Accrued compensation and related taxes	4,055	3,680
Accrued vacation	1,600	1,635
Deposits from customers	2,252	3,902
Other current liabilities and accrued expenses	8,862	7,528
Current portion of long-term debt	64	102
Total current liabilities	51,915	41,724

Other non-current liabilities	3,426	4,284
Long-term debt, less current portion	5,098	5,122
Deferred income tax liabilities	7,640	7,640

Shareholders' equity:
Preferred stock, no par value: 2,000
shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares
authorized; 33,579 and 33,215 outstanding	336	332
Additional paid in capital	70,616	68,715
Retained earnings	112,341	113,932
Total shareholders' equity	183,293	182,979
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$251,372	$241,749

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Three and Nine Months Ended September 30, 2011
Unaudited

Three Months Ended September 30, 2011 (amounts in thousands of dollars)

	Business Segments
	Specialty Vehicles	Delivery & Service Vehicles	Other	Consolidated

Emergency Response Chassis Sales	23,589			23,589
Emergency Response Body Sales	11,749			11,749
Motorhome Chassis Sales	14,156			14,156
Utilimaster Product Sales		42,157		42,157
Other Product Sales
Vehicles	2,910			2,910
Aftermarket Parts and Assemblies	6,688	19,054		25,742

Total Sales	59,092	61,211	-	120,303

Interest Expense (Income)	8	57	23	88
Depreciation and Amortization Expense	1,122	575	615	2,312
Net Earnings (Loss)	(723)	4,786	(865)	3,198

Nine Months Ended September 30, 2011 (amounts in thousands of dollars)

	Business Segments
	Specialty Vehicles	Delivery & Service Vehicles	Other	Consolidated

Emergency Response Chassis Sales	76,424			76,424
Emergency Response Body Sales	33,603			33,603
Motorhome Chassis Sales	48,560			48,560
Utilimaster Product Sales		84,446		84,446
Other Product Sales
Vehicles	10,992			10,992
Aftermarket Parts and Assemblies	21,580	39,195		60,775

Total Net Sales	191,159	123,641	-	314,800

Interest Expense	26	229	5	260
Depreciation and Amortization Expense	3,776	1,699	2,035	7,510
Net Earnings (Loss)	(2,660)	5,464	(2,724)	80

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Period End Backlog (amounts in thousands of dollars)

	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011

Emergency Response Chassis*	67,629	53,730	45,351	50,017	48,151
Emergency Response Bodies*	22,011	26,659	26,477	30,254	26,093
Motorhome Chassis *	13,049	16,146	12,005	8,306	11,725
Other Product *
Vehicles	12,514	8,073	7,436	3,812	1,715
Aftermarket Parts and Assemblies	18,375	6,019	1,920	2,159	1,203
Total Specialty Vehicles	133,578	110,627	93,189	94,548	88,887
Delivery & Service Vehicles *	38,989	23,900	72,904	84,784	53,888
Total Backlog (Continuing Operations)	172,567	134,527	166,093	179,332	142,775

* Anticipated time to fill backlog orders at September 30, 2011; 7 months or less for emergency response chassis; 6 months or less for emergency response bodies; 2 months or less for motorhome chassis; 5 months or less for delivery and service vehicles; and 1 month or less for other products.